Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
February 12, 2016		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Settles Claims Against American Express Company

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, announced that it has settled the claims between Koss and American Express Company, et al., in the lawsuit pending in the Superior Court of Maricopa County, Arizona, Case No. CV 2010-006631.

As part of the settlement, the parties provided mutual releases that resolved all claims involved in the litigation between Koss and American Express Company, et al. Pursuant to the Settlement Agreement, Koss is to receive gross proceeds of $3 million, and the net amount will reflect an offset for certain expenses relating to attorneys' fees and costs.

“The matter has been resolved to the mutual satisfaction of the parties,” said Michael J. Koss, CEO of Koss Corporation.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.
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